Filed Pursuant to Rule 424B3

Registration No. 333-118669

PROSPECTUS SUPPLEMENT NO. 2

(To Prospectus Dated September 10, 2004)

$75,000,000
(AGGREGATE PRINCIPAL AMOUNT)

3.25% CONVERTIBLE SENIOR NOTES DUE 2024 AND

THE COMMON STOCK ISSUABLE UPON CONVERSION OF THE NOTES

     This prospectus supplement supplements our prospectus dated September 10, 2004 relating to the resale from time to time by selling securityholders of our 3.25% Convertible Senior Notes due 2024 and the common stock issuable upon conversion of the notes. This prospectus supplement should be read in conjunction with the prospectus, and this prospectus supplement is qualified by reference to the prospectus, except to the extent that the information provided by this prospectus supplement supersedes the information contained in the prospectus.

     The securities offered hereby involve a high degree of risk. See “Risk Factors” beginning on page 7 of the prospectus.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities discussed in the prospectus or this prospectus supplement, nor have they determined whether the prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

     The table captioned “Selling Securityholders” commencing on page 40 of the prospectus is hereby amended to reflect the following additions:

	Principal amount at		Number of shares of
	maturity of notes		common stock
	beneficially owned	Percentage	beneficially owned
Name	and offered ($)	of Notes outstanding	and offered
Lionhart Aurora Fund Limited	300,000	0.40	11,574
Lionhart Global Appreciation Fund Limited	1,550,000	2.07	59,799
Lionhart Titan Fund Limited	150,000	0.20	5,787

     The table captioned “Voting/Investment Control” commencing on page 41 of the prospectus is hereby amended to reflect the following additions:

Natural person or persons with voting or
Selling Securityholder	dispositive power
Lionhart Aurora Fund Limited	Neill M. Ebers is a principal of Lionhart Investments Ltd., the investment advisor.
Lionhart Global Appreciation Fund Limited	Neill M. Ebers is a principal of Lionhart Investments Ltd., the investment advisor.
Lionhart Titan Fund Limited	Neill M. Ebers is a principal of Lionhart Investments Ltd., the investment advisor.

The date of this prospectus supplement is September 29, 2004